UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 18, 2014

Echo Therapeutics, Inc.
 (Exact name of Company as specified in its charter)

Delaware	000-23017	41-1649949
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8 Penn Center 1628 JFK Blvd., Suite 300 Philadelphia, PA		19103
(Address of principal executive offices)		(Zip Code)

Company’s telephone number, including area code: (215) 717-4100

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On December 18, 2014, Echo Therapeutics, Inc. (the “Company”) and its directors entered into a Letter Agreement with Platinum Partners Value Arbitrage Fund L.P. (“Platinum”) and certain of its affiliates (the “Agreement”) relating to an investment in the company, certain board matters, and other matters relating to the withdrawal of litigation and mutual releases by the parties to the Agreement.

Pursuant to a Securities Purchase Agreement entered into concurrently with the Agreement, Platinum and certain other investors agreed to purchase shares of Series F Convertible Preferred Stock of the Company (the “Preferred Stock”) for an aggregate purchase price of $4,000,000.00 (the “Investment”).   The closing with respect to $1,000,000.00 of the Investment (the “Upfront Investment”) occurred upon the execution of the Agreement, and the remaining portion of the Investment shall be made, at the Company’s election, in three (3) consecutive monthly installments of $1,000,000.00 per month (the “Installments”) commencing on the date the Company obtains certain director and officer insurance as specified in the Agreement. The purchase price of the Preferred Stock will be equal to the dollar amount of each Investment divided by the lesser of (i) the closing bid price of the Company’s Common Stock immediately preceding the execution of the respective installment or (ii) $1.50, provided that the Preferred Stock will not be convertible if the conversion would result in the holder beneficially owning more than 19.9% of the then outstanding shares of the Company, unless stockholder approval has been obtained for the issuance of the shares of Common Stock issuable upon conversion of the Preferred Stock in accordance with Nasdaq rules.  The Certificate for the Preferred Stock contains customary provisions as well as an additional restriction on conversion such that the Preferred Stock will not be convertible if the conversion would result in the holder beneficially owning more than 9.9% of the then outstanding shares of the Company.  At the closing of the Upfront Investment, the Company sold 840,336 shares of Preferred Stock at a purchase price of $1.19 per share. The Company intends to use the proceeds from the sale of these securities for working capital and other general corporate purposes.

Affiliates of Platinum agreed to exchange the number of shares of Common Stock owned by them for shares of Preferred Stock, such that the number of shares of Common Stock owned by each Investor following the exchange shall be less than 9.9% of the then outstanding shares of Common Stock.

In connection with the Upfront Investment and each Installment, the Company issued and will issue to the investors one warrant for every share of Preferred Stock (the “Warrants”) acquired in the Upfront Investment or Installment, respectively.  The Warrants shall expire in five years from the date of issuance and have a $3.00 per share exercise price.  The Warrants will not be exercisable if the exercise would result in the holder beneficially owning more than 19.9% of the then outstanding shares of the Company, unless stockholder approval has been obtained for the issuance of the shares of Common Stock issuable upon exercise of the Warrants. Warrants for 840,336 shares of Common Stock were issued at the closing of the Upfront Investment.

Concurrently with the execution of the Agreement, the Company and each of Vincent D. Enright, William F. Grieco and James F. Smith (collectively, the “Resigning Directors”) executed and delivered to the Board an irrevocable resignation letter pursuant to which each of the Resigning Directors shall resign from the Board of Directors by the earlier of (i) the Company obtaining an extended reporting directors and officers insurance policy (the “D&O Policy”) covering all actions taken by the Company’s past and present officers and directors while they served in such capacities on behalf  of the Company, which policy will be similar in all material respects to the Company’s current D&O Policy and (ii) January 15, 2015.  The Company and each of the Company’s directors agreed that any accrued and unpaid directors fees earned by the Company’s directors prior to the resignations will be applied toward the cost of the D&O Policy.

Item 3.02.	Unregistered Sales of Equity Securities

The information set forth in Item 1.01 above regarding the Company’s issuance of  the Preferred Stock and the Warrants is hereby incorporated into this Item 3.02.  The shares of Preferred Stock and the Warrants shall be offered and sold in transactions exempt from registration under the Securities Act of 1933, in reliance on Section 4(2) thereof.

Item 8.01.	Other Events

On December 18, 2014, the Company received a letter from The Nasdaq Stock Market (“NASDAQ”) stating that the Company had regained compliance with NASDAQ’s Marketplace Rule 5450(a)(2) because the bid price of the Company’s common stock closed at or above the required minimum $1.00 per share for ten consecutive business days.  A copy of NASDAQ’s letter is attached as Exhibit 99.1 to this report.

Item 9.01.	Financial Statements and Exhibits

99.1	Letter from NASDAQ to the Company dated December 18, 2014.

SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECHO THERAPEUTICS, INC.
Dated: December 19, 2014	By: /s/ Shepard M. Goldberg
Shepard M. Goldberg
Authorized Signatory

EXHIBIT INDEX

Exhibit No.	Description

99.1	Letter from NASDAQ to the Company dated December 18, 2014.